Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Synvista Therapeutics, Inc. on Form S-8 of our report, dated March 26, 2008 on our audits of the consolidated financial statements of Synvista Therapeutics, Inc. as of December 31, 2007 and 2006 and for the years then ended, which report is included in the Company’s 2007 Annual Report on Forms 10-K.

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 19, 2008